MDU Resources Announces Record Earnings

BISMARCK, N.D. - January 22, 2004 - MDU Resources Group, Inc.
(NYSE:MDU) announced financial results for the year ended
December 31, 2003, showing record consolidated earnings of $174.6 million, compared to $147.7 million for 2002. Earnings per common share, diluted, totaled $1.55, compared to $1.38 for 2002.

Earnings for 2003 reflect a $7.6 million after-tax noncash transition charge to earnings reflecting the cumulative effect of the change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143. In addition, 2002 earnings included the effects of a compromise agreement that resulted in a $16.6 million after-tax gain. Excluding the 2003 $7.6 million accounting charge and the 2002 $16.6 million effect of the compromise agreement, 2003 earnings would have totaled $182.2 million or $1.62 per common share, diluted, versus $131.1 million or $1.23 per common share for 2002.

Due to the continued strength of natural gas and oil commodity prices, the company is increasing its 2004 earnings per share guidance. Projected earnings per common share for 2004 are expected to be in the range of $1.55 to $1.68.

"I am extremely pleased with our 2003 results," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Our natural gas and oil production business had an excellent year not only because prices were higher, but also because we increased our production and reserve base. The construction materials and mining segment exceeded $1 billion in revenues for the first time. We continue to acquire excellent companies and to grow aggregate reserves. We also completed the largest natural gas pipeline construction project in our history, allowing us access to broader markets."

"We thrived while the economy struggled and with the positive outlook for economic improvement, we are enthusiastic about the future," White said. "Our strategies are proving to be sound. The fact that the products and services our company provides are essential to the nation's infrastructure has helped us succeed. We will continue making an important contribution toward building a strong America."

                   ANNUAL PERFORMANCE SUMMARY

Natural Gas and Oil Production
Earnings at this segment were $63.0 million for 2003, compared to $53.2 million for the same period last year. Earnings from 2002 included the previously mentioned $16.6 million after-tax gain on a compromise agreement, while 2003 earnings include a $7.7 million after-tax noncash transition charge, reflecting the cumulative effect of the accounting change. The earnings increase was the result of average realized natural gas prices that were 43 percent higher and average realized oil prices that were 20 percent higher than 2002. In addition, the company's combined natural gas and oil production increased 10 percent, primarily from enhanced natural gas production from operated properties located in the Rocky Mountain area. The price and production gains were somewhat offset by higher depreciation, depletion and amortization expense, as well as higher lease operating expenses due in part to increased production. The company's combined proved natural gas and oil reserves increased to 525 Bcf equivalents, a 10 percent increase over 2002 reserves.

Construction Materials and Mining
Earnings for 2003 for this business segment totaled $54.4 million, compared to $48.7 million for the same period last year. Higher ready-mixed concrete and aggregate volumes, as well as improved aggregate margins at existing operations, contributed to the earnings gain. New acquisitions also added to the earnings increase. Lower asphalt margins from existing operations, due in part to higher asphalt oil costs, partially offset the gains, as did higher selling, general and administrative expenses, including insurance, computer system support and payroll-related costs.

Electric
Electric business earnings for 2003 totaled $16.9 million, compared to 2002 earnings of $15.8 million. The improvement is primarily attributable to an increase in wholesale electric volumes and prices due to a stronger wholesale market and higher retail sales. These improvements were partially offset by increased operation and maintenance expenses, including repair and maintenance at certain electric generating stations, insurance and payroll-related costs.

Natural Gas Distribution
This segment reported 2003 earnings of $3.9 million, compared to 2002 earnings of $3.6 million. Rate relief approved by various public service commissions was largely offset by higher operation and maintenance costs and the effects of weather that was 4 percent warmer than last year. Earnings in 2003 also benefited from the absence of a $3.3 million after-tax reserve adjustment in 2002 related to certain pipeline capacity charges. This benefit was partially offset by higher income taxes in 2003, the result of the reversal of certain tax contingency reserves in 2002.

Utility Services
Earnings from this business were $6.2 million for 2003, compared to $6.4 million for 2002. Operating margins decreased, largely the result of lower line construction and telecommunications workloads and margins. This decrease was largely offset by efficiencies gained through restructuring of certain operations, as well as the absence in 2003 of certain receivables write-offs in 2002.

Pipeline and Energy Services
This segment's earnings totaled $18.2 million for 2003, compared to $19.1 million for 2002. Higher gathering volumes and lower financing-related costs were more than offset by decreased volumes transported to storage, as well as reduced natural gas margins and lower technology services revenues at our energy services businesses.

Independent Power Production and Other
Earnings were $12.0 million for 2003, compared to $.9 million for the same period last year. The Colorado and California generating facilities, acquired in late 2002 and early 2003, respectively, contributed significantly to the earnings increase. Also contributing to the earnings increase were the Brazilian operations, which realized the benefits of higher margins due to increased capacity revenues resulting from all four units being in operation compared to only two units in 2002, as well as foreign currency gains from the revaluation of the Brazilian real. These gains were partially offset by the decreased value of the embedded derivative in the electric power contract.

                         CORPORATE NEWS

Patricia L. Moss, 50, president, chief executive officer and a member of the Board of Directors of Cascade Bancorp and Bank of the Cascades, was named to the board of directors in November 2003. She will stand for election at the annual meeting of MDU Resources stockholders in April 2005. Moss was recently recognized among the Top Five Bank CEOs in the nation by US Banker Magazine.

MDU Resources was singled out by Forbes magazine as the Best Managed Company in the utilities industry in America. The list appeared in the January 12, 2004, issue of Forbes, where the company was profiled in an article along with the front runners in 25 other industries. This is the fourth consecutive year that MDU Resources has been included on the Forbes Platinum list of the best big companies in America. It's the first year the magazine highlighted the Best Managed Company in each industry.

The 253-mile Grasslands Pipeline was completed in December by the pipeline and energy services segment. It will enable the company to move the natural gas it produces to broader markets. Firm capacity for the pipeline is currently 90 million cubic feet per day with expansion possible up to 200 million cubic feet per day.

A final order was received in December 2003 related to the company's North Dakota electric rate filing. The order authorized an increase to annualized revenues of $1.0 million effective
January 23, 2004, and a wholesale electric sales margin sharing mechanism between the company and retail customers.

The company's natural gas distribution segment received a final order related to its South Dakota rate filing. The order authorized an increase of $1.3 million in revenues annually, effective December 2, 2003.

A final order was received in January 2004 from the Minnesota Public Utilities Commission approving a settlement for an annual increase in natural gas revenues of $1.1 million. Interim rates placed into effect in December 2002 slightly exceeded the final rate levels. Rates will be adjusted based on the final increase which will result in a refund to retail customers.

The company will host a webcast January 22, 2004, beginning at 1:00 p.m. EST to discuss 2003 earnings results and earnings guidance for 2004. The event can be accessed at www.mdu.com. The replay will be available beginning at 4:00 p.m. EST on January
22. An audio replay will also be available by calling (888) 203-1112; confirmation code 118775.

                             OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries over the next few years and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

MDU Resources Group, Inc.

  - Earnings per common share for 2004, diluted, are projected in the range of $1.55 to $1.68.

  - Projections for 2004 include the effects of certain identified potential acquisitions expected to close in the first quarter of 2004.

  - The company expects the percentage of 2004 earnings per common share, diluted, by quarter to be in the following approximate ranges:

        -  First quarter - 13 percent to 18 percent
        -  Second quarter - 19 percent to 24 percent
        -  Third quarter - 35 percent to 40 percent
        -  Fourth quarter - 23 percent to 28 percent

  - The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.

  - The company will consider issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.

  - The company anticipates investing $370 million in capital expenditures during 2004.

  - The company has formed an alliance with several electric cooperatives in the region to evaluate potential utility opportunities presented by the bankruptcy of NorthWestern Corporation. NorthWestern filed for Chapter 11 bankruptcy protection on Sept. 14, 2003.

Electric

  - Expected returns in 2004 are anticipated to be generally consistent with authorized levels.

  - Regulatory approval has been received from the North Dakota Public Service Commission and the South Dakota Public Utilities Commission on the company's plans to purchase energy from a 20-megawatt (MW) wind energy farm in North Dakota. The contract provides for this wind energy farm to be on-line by early to mid 2004.

  - The company continues to evaluate potential needs for future generation. The company expects to build or acquire an additional 175 MW to 200 MW of capacity over the next 10 years to replace expiring contracts and meet system growth requirements. The company is working with the state of North Dakota to determine the feasibility of constructing a lignite-fired power plant in western North Dakota. The company also announced its involvement in a coalition with four other utilities to study the feasibility of building a coal-based facility possibly combined with a wind energy facility at potential sites in North Dakota, South Dakota and Iowa. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Natural Gas Distribution

  - Annual natural gas throughput for 2004 is expected to be approximately 52 million decatherms.

  - The company expects to seek natural gas rate increases from time to time to offset higher expected operating costs.

Utility Services

  - Revenues for this segment are expected to be in the range of $440 million to $490 million in 2004.

  - The company anticipates margins to increase in 2004 as compared to 2003 levels.

  - This segment's work backlog as of December 31, 2003, was approximately $148 million.

Pipeline and Energy Services

  - In 2004, total natural gas throughput is expected to increase approximately 25 to 30 percent over 2003 levels largely due to the Grasslands Pipeline, which began providing natural gas transmission service on December 23, 2003.

  - Firm capacity for the Grasslands Pipeline is currently 90 million cubic feet per day with expansion possible to 200 million cubic feet per day.

  - Transportation rates are expected to decline in 2004 from 2003 levels due to the estimated effects of a Federal Energy
     Regulatory Commission rate order received in July 2003.

Natural Gas and Oil Production

  - In 2004, the company expects a combined production increase of approximately 10 percent over 2003 levels.

  -  This segment expects to drill more than 400 wells in 2004.

  - Natural gas prices in the Rocky Mountain region for February through December 2004 reflected in the company's 2004 earnings guidance are in the range of $3.25 to $3.75 per Mcf. The company's estimates for natural gas prices on the NYMEX for February through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $4.00 to $4.50 per Mcf. During 2003, more than two-thirds of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.

  - NYMEX crude oil prices for January through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $26 to $30 per barrel.

  - The company has hedged a portion of its 2004 estimated annual natural gas production. The company has entered into agreements representing approximately 30 percent to 35 percent of 2004 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $3.75 to a high CIG index of $5.48 per Mcf. CIG is an index pricing point related to Colorado Interstate Gas Co.'s system.

  -  The company has hedged a portion of its 2004 oil production.
     The company has entered into agreements at NYMEX prices with a low of $28.84 and a high of $30.28, representing approximately 30 percent to 35 percent of 2004 estimated annual oil production.

  - The company has hedged less than 5 percent of its 2005 estimated annual natural gas production and will continue to evaluate additional opportunities.

Construction Materials and Mining

  - Aggregate volumes in 2004 are expected to be comparable to 2003 levels, while ready-mixed concrete and asphalt volumes are expected to increase over 2003.

  - Revenues in 2004 are expected to increase by approximately 5 percent to 10 percent over 2003 levels.

  - Knife River is confident that the replacement funding legislation for the Transportation Equity Act for the 21st
     Century (TEA-21) will be at funding levels equal to or higher than the funding under TEA-21.

  - As of December 31, 2003, this segment had $332 million in work backlog.

Independent Power Production and Other

  - Earnings projections in 2004 for independent power production and other operations include the estimated results from the wind-powered electric generation facility in California, the natural gas-fired generating facilities in Colorado, and the company's 49-percent ownership in a 220-MW natural gas-fired generation project in Brazil. Earnings are expected to be in the range of $18 million to $23 million in 2004.

  - The company has begun construction of a 113-megawatt coal-fired development project in Hardin, Mont. Based on demand and power pricing in the Northwest, the plant is being built on a merchant basis. Efforts will continue towards securing a contract for the off-take of the plant. The company is optimistic that this plant will be under contract by the time of plant completion. The projected on-line date for this plant is late 2005.

Use of Non-GAAP Financial Measure

Where noted in the press release, the company, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), has provided non-GAAP earnings data that reflect adjustments to exclude a 2002 $16.6 million after-tax gain arising from a compromise agreement. The company believes that this non-GAAP financial measure is useful to investors because the item excluded is not indicative of the company's continuing operating results. Also, the company's management uses this non-GAAP financial measure as an indicator for planning and forecasting future periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

Risk Factors and Cautionary Statements that May Affect Future Results

The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

  - The current adverse economic environment may have a general negative impact on the company's future revenues and may result in a goodwill impairment for Innovatum, Inc., an indirect wholly owned subsidiary of the company. At December 31, 2003, the goodwill amount at Innovatum was approximately $8.3 million.

  -  The company relies on financing sources and capital markets.
     If the company was unable to access financing in the future, the company's ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

  - The company's natural gas and oil production business is dependent on factors, including commodity prices, which cannot be predicted or controlled.

  - Some of the company's operations are subject to extensive environmental laws and regulations that may increase its costs of operations, impact or limit its business plans, or expose the company to environmental liabilities. One of the company's subsidiaries is subject to litigation in connection with its coalbed natural gas development activities.

  - The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.

  - The company has begun construction of a 113-megawatt coal-fired development project in Hardin, Mont. Based on demand and power pricing in the Northwest, the plant is being built on a merchant basis. Unanticipated events could delay completion of construction, start-up and/or operation of the project. Changes in the market price for power from the company's projections could also negatively impact earnings to be derived from the project.

  - The value of the company's investment in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

  - Competition is increasing in all of the company's businesses.

  - Weather conditions can adversely affect the company's operations and revenues.

  - Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
        -  Acquisition and disposal of assets or facilities
        - Changes in operation and construction of plant facilities
        -  Changes in present or prospective generation
        -  Changes in anticipated tourism levels
        - The availability of economic expansion or development opportunities
        -  Population growth rates and demographic patterns
        -  Market demand for energy from plants or facilities
        -  Changes in tax rates or policies
        - Unanticipated project delays or changes in project costs
        - Unanticipated changes in operating expenses or capital expenditures
        -  Labor negotiations or disputes
        -  Inflation rates
        - Inability of the various contract counterparties to meet their contractual obligations
        - Changes in accounting principles and/or the application of such principles to the company
        -  Changes in technology
        -  Changes in legal proceedings
        - The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results in the company's most recent Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 Index, provides value-added natural resource products and related services that are essential to our country's energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, electric and natural gas utilities, natural gas pipelines and energy services, domestic and international independent power production and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                         * * * * * * * *

Contacts:
Warren L. Robinson - Executive Vice President and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


MDU Resources Group, Inc.
                                    Three Months Ended   Twelve Months Ended
                                        December 31,          December 31,
                                      2003     2002        2003       2002
                                    -------- --------   ---------- -----------
                                          (In millions, where applicable)
Consolidated Statements of
Income

Operating revenues:
 Electric                           $   46.9 $   44.7   $    178.6 $     162.6
 Natural gas distribution               93.5     63.9        274.6       186.6
 Utility services                      105.5    120.6        434.2       458.7
 Pipeline and energy services           73.4     51.5        252.2       165.2
 Natural gas and oil production         65.8     55.3        264.3       203.6
 Construction materials and
   mining                              293.1    260.8      1,104.4       962.3
 Independent power production
   and other                             6.8      4.2         35.0         6.8
 Intersegment eliminations             (64.9)   (44.0)      (191.1)     (114.3)
                                       620.1    557.0      2,352.2     2,031.5

Operating expenses:
 Fuel and purchased power               17.2     14.4         62.0        56.0
 Purchased natural gas sold             60.5     32.4        184.2        92.5
 Operation and maintenance             405.0    369.5      1,525.3     1,393.0
 Depreciation, depletion and
   amortization                         49.6     43.4        188.3       158.0
 Taxes, other than income               19.0     18.3         80.3        65.9
                                       551.3    478.0      2,040.1     1,765.4

Operating income:
 Electric                                8.5     11.6         35.8        33.9
 Natural gas distribution                4.9       .1          6.5         2.4
 Utility services                        3.7      5.2         12.9        14.0
 Pipeline and energy services            8.0     11.9         35.2        39.1
 Natural gas and oil
   production                           27.4     23.1        118.3        85.6
 Construction materials and
   mining                               15.3     25.3         91.6        91.4
 Independent power production
   and other                             1.0      1.8         11.8         (.3)
                                        68.8     79.0        312.1       266.1

Other income - net                      11.0      1.8         22.2        13.6
Interest expense                        13.5     11.8         52.8        45.0
Income before income taxes              66.3     69.0        281.5       234.7
Income taxes                            20.1     23.1         98.6        86.3
Income before cumulative
 effect of accounting change            46.2     45.9        182.9       148.4
Cumulative effect of accounting
 change                                  ---      ---         (7.6)        ---
Net income                              46.2     45.9        175.3       148.4
Dividends on preferred stocks             .1       .2           .7          .7

Earnings on common stock:
 Electric                                4.1      6.2         16.9        15.8
 Natural gas distribution                3.4      2.5          3.9         3.6
 Utility services                        1.9      2.6          6.2         6.4
 Pipeline and energy services            4.1      5.7         18.2        19.1
 Natural gas and oil production         17.0     15.8         63.0        53.2
 Construction materials and
   mining                               12.9     14.1         54.4        48.7
 Independent power
   production and other                  2.7     (1.2)        12.0          .9
                                    $   46.1 $   45.7   $    174.6 $     147.7

Earnings per common share -
 basic:
 Earnings before cumulative
   effect of accounting change      $    .41 $    .42   $     1.64 $      1.39
 Cumulative effect of accounting
   change                                ---      ---         (.07)        ---
 Earnings per common share -
   basic                            $    .41 $    .42   $     1.57 $      1.39

Earnings per common share -
 diluted:
 Earnings before cumulative
   effect of accounting change      $    .40 $    .42   $     1.62 $      1.38
 Cumulative effect of
   accounting change                     ---      ---         (.07)        ---
 Earnings per common share -
   diluted                          $    .40 $    .42   $     1.55 $      1.38

Dividends per common share          $  .1700 $  .1600   $    .6600 $     .6266
Weighted average common
 shares outstanding:
   Basic                               112.6    108.1        111.5       106.1
   Diluted                             113.8    108.9        112.5       106.9


Pro forma amounts assuming
 retroactive application of
 accounting change:
 Net income                         $   46.2 $   45.3   $    182.9 $     146.1
 Earnings per common share -
   basic                            $    .41 $    .42   $     1.64 $      1.37
 Earnings per common share -
   diluted                          $    .40 $    .41   $     1.62 $      1.36

Operating Statistics
Electric (thousand kWh):
 Retail sales                        599,843  605,449    2,359,888   2,275,024
 Sales for resale                    254,582  204,554      841,637     784,530

Natural gas distribution (Mdk):
 Sales                                12,657   13,318       38,572      39,558
 Transportation                        5,095    4,829       13,903      13,721

Pipeline and energy services
 (Mdk):
 Transportation                       20,346   22,877       90,239      99,890
 Gathering                            19,482   20,305       75,861      72,692

Natural gas and oil production:
 Natural gas (MMcf)                   14,360   13,668       54,727      48,239
 Oil (000's of barrels)                  476      499        1,856       1,968
 Average realized natural gas
   price                            $   3.70 $   3.17   $     3.90 $      2.72
 Average realized oil price         $  26.56 $  23.55   $    27.25 $     22.80

Construction materials and
 mining (000's):
 Aggregates (tons)                     9,700    9,478       38,438      35,078
 Asphalt (tons)                        1,765    1,540        7,275       7,272
 Ready-mixed concrete
   (cubic yards)                         896      757        3,484       2,902

Independent power production
 and other:*
 Net generation capacity - kW        279,600  213,000      279,600     213,000
 Electricity produced and sold
   (thousand kWh)                     27,634   15,804      270,044      15,804

Other Financial Data**
Book value per common share                             $    12.66 $     11.56
Dividend yield (indicated
 annual rate)                                                  2.9%        3.7%
Price/earnings ratio***                                       15.4x       12.5x
Market value as a percent
 of book value                                               188.1%      148.8%
Return on average common
 equity***                                                    13.0%       12.5%
Fixed charges coverage,
 including preferred
 dividends***                                                  4.7x        4.8x
Total equity                                            $  1,450.6 $   1,298.7
Net long-term debt                                      $    939.5 $     819.6

Capitalization ratios:
 Common equity                                                  60%         60%
 Preferred stocks                                                1           1
 Long-term debt                                                 39          39
                                                               100%        100%

  *Reflects domestic independent power production operations acquired in
   November 2002 and January 2003
 **Reported on a year-to-date basis only
***Represents 12 months ended